Exhibit 99.1

BALCHEM CORPORATION (AMEX: BCP)
Reported as follows (unaudited) for the quarter ended December 31, 2005
($000 Omitted Except for Net Earnings Per Share)

All per share information has been adjusted to reflect the three for two stock splits effected in the form of 50% stock dividends declared on December 16, 2004 and December 15, 2005.

For the Three Months Ended December 31,

	2005	2004

Net sales	$23,126	$17,957
Gross profit	6,737	5,951
Operating expenses	2,875	2,701
Earnings from operations	3,862	3,250
Other income	57	6
Earnings before income tax expense	3,919	3,256
Income tax expense	1,287	1,207
Net earnings	$2,632	$2,049

Basic net earnings per common share	$0.23	$0.18
Diluted net earnings per common share	$0.22	$0.17

For the Twelve Months Ended December 31,

	2005	2004

Net sales	$83,095	$67,406
Gross profit	28,680	23,806
Operating expenses	11,777	11,009
Earnings from operations	16,903	12,797
Other income (expense)	288	(82)
Earnings before income tax expense	17,191	12,715
Income tax expense	6,237	4,689
Net earnings	$10,954	$8,026

Basic net earnings per common share	$0.95	$0.71
Diluted net earnings per common share	$0.91	$0.69

Balchem Corporation (AMEX:BCP)	2

Record net sales were achieved for the quarter ended December 31, 2005 of $23.1 million. This is an increase of 28.8%, as compared to $18.0 million for the comparable prior year. Net earnings for the fourth quarter were $2.6 million, an increase of $0.6 million, or 28.4% as compared with the same period last year. This resulted in an increase in diluted net earnings of 29.4% to $0.22 per share for the fourth quarter of 2005 versus $0.17 per share for the comparable quarter of the prior year.

In the fourth quarter of 2005, sales of the Encapsulated/Nutritional Products segment were $9.4 million in the period, an increase of 50.3% from the prior year comparable quarter, including $1.5 million of sales from the Loders Croklaan acquisition. This growth was driven principally by strength in sales of food ingredients for the domestic and international markets, improved sales of human choline products and continued strong sales of REASHURE® our animal nutrition and health product targeted for dairy cows. Earnings from operations for this segment improved to $0.79 million in the current quarterly period as compared to $0.09 million in the comparable quarter of the prior year. The ARC Specialty Products segment generated earnings from operations of $2.6 million on fourth quarter sales of $7.3 million. Net sales were 1.4% lower than the prior year comparable quarter, principally a result of slowness in sales of ethylene oxide canisters, as our customers adjusted inventory levels down near year end. Earnings from operations for this segment were 9.3% lower than the prior year quarter, driven principally by higher raw material and energy costs. The BCP Ingredients segment realized record sales of $6.4 million, increasing 50.1% over the prior year comparable quarter, with continued strong sales volumes in dry and aqueous choline products for the poultry and swine industries. Earnings from operations for this segment improved 70.9% to $0.45 million as compared to $0.26 million in the prior year comparable quarter. Earnings from this segment were also unfavorably impacted by higher raw material and energy costs.

Consolidated gross profit for the quarter ended December 31, 2005 was $6.7 million, an increase of 13.2% compared to $6.0 million for the prior year comparable period, due largely to the above noted increase in sales. Operating (Selling, R&D, and Administrative) expenses were $2.9 million, as compared to $2.7 million for the prior year comparable quarter, declining to approximately 12.4% of net sales from 15.0% of net sales in the comparable quarter of the prior year, as we continue to leverage our sales growth with our current infrastructure.

We set new net sales and net earnings records for the fiscal year ended December 31, 2005, as net sales increased 23.3% to $83.1 million from $67.4 million in the comparable prior year period. Net earnings increased 36.5% to $11.0 million, or $.91 per diluted share, compared to net earnings of $8.0 million, or $0.69 per diluted share, in the prior year comparable period.

Balance sheet ratios and our cash flow continue to be strong. Our December 31, 2005 balance sheet reflects total net cash and investments of $13.0 million after recognition of the previously noted acquisition of certain assets of Loders Croklaan. In the quarter, we also bought back $1.1M of our stock, under our stock re-purchase program, due to low prices in the market. The company has no long-term debt and shareholder equity increased to $60.1 million.

Balchem Corporation (AMEX:BCP)	3

Outlook
Commenting on 2005, Dino A. Rossi, President and CEO of Balchem, said “We are very pleased with the overall growth of all segments of the business, and are especially pleased with the integration and the accretive results of the Loders Croklaan assets acquired. In the fourth quarter, we experienced unfavorable raw material cost increases that reduced our profitability by approximately $0.9M, largely due to the well publicized effect of increased natural gas and energy related costs. We continue to aggressively position ourselves with our supply chain providers to keep these costs as low as possible and have introduced price increases with our customers, effective January 1, 2006, to help defray these cost increases. New product introductions, volume improvements, continued manufacturing efficiencies and the ability to leverage off of our existing operating structure should help us achieve continuing double-digit growth in the upcoming year. We expect to build on our enhanced technology capabilities in the food, pharmaceutical, nutritional, and animal health markets, as well as seek out more strategic alliances, joint ventures or acquisitions for each of the segments to complement our growth objectives. To this point, one week ago, we closed the previously announced acquisition of Chelated Minerals Corporation (CMC). We are very pleased to add this new technology, product line and expanded customer base to our animal nutrition and health business. CMC had revenues of approximately $6.0 million in 2005, and we expect double digit growth in this business in 2006, leveraging off of our existing infrastructure both corporately and in the business sector.”

Quarterly Conference Call
A quarterly conference call will be conducted on Friday, February 17, 2006 at 2:00 PM Eastern Time (ET) to review fourth quarter 2005 results (for the period ending December 31, 2005). Dino A. Rossi, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the call by dialing toll-free (877) 407-8289, or local (201) 689-8341, five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through February 22, 2006, by dialing toll-free (877) 660-6853, or local (201) 612-7415, and using account #298 and conference ID #191201. This press release, and its accompanying financial exhibits, will also be available on the company website, www.balchem.com, prior to the conference call.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional Products segment provides proprietary microencapsulation and agglomeration solutions to a variety of applications in the food, pharmaceutical and human nutrition marketplaces. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2004. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact: Karin McCaffery, Telephone: 845-326-5635

Balchem Corporation (AMEX:BCP)	4

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Specialty Products	$7,345	$7,452	$29,433	$28,767
Encap/Nutritional Products	9,368	6,232	32,499	24,759
BCP Ingredients	6,413	4,273	21,163	13,880
Total	$23,126	$17,957	$83,095	$67,406

Business Segment Earnings:
	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2005	2004	2005	2004
Specialty Products	$2,630	$2,898	$11,007	$10,693
Encap/Nutritional Products	786	91	3,217	992
BCP Ingredients	446	261	2,679	1,112
Other income (expense)	57	6	288	(82)
Earnings bef. income taxes	$3,919	$3,256	$17,191	$12,715

Selected Balance Sheet Items	December 31,	December 31,
	2005	2004

Cash	$12,996	$12,734
Accounts Receivable	11,363	7,996
Inventories	8,540	6,319
Other Current Assets	2,367	2,163
Current Assets	35,266	29,212

Property, Plant, & Equipment (net)	24,400	24,188
Other Assets	15,475	7,005
Total Assets	$75,141	$60,405

Current Liabilities	$9,150	$5,707
Other Long-Term Obligations	5,058	4,464
Total Liabilities	14,208	10,171

Stockholders' Equity	60,933	50,234

Total Liability and Stockholders' Equity	$75,141	$60,405